Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221790, 333-216407, 333-190309, 333-162807, 333-146459, and 333-75728 on Form S-8 and Registration Statement No. 333-220305 on Form S-3 of our report dated June 7, 2018, relating to the consolidated financial statements of Iteris, Inc. and subsidiary and the effectiveness of Iteris, Inc. and subsidiary’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Iteris, Inc. and subsidiary for the year ended March 31, 2018.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

June 7, 2018